Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ: NSIT

Richard A. Fennessy Appointed President and CEO
of Insight Enterprises, Inc.

TEMPE, Ariz. –October 26, 2004 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “company”) today announced that Richard A. Fennessy has been appointed president and chief executive officer effective November 15, 2004 and will be appointed to the board of directors of the company as soon as an independent director is added. Fennessy, a 17 year veteran of IBM, most recently lead the ibm.com organization, which is IBM’s direct telesales & web channel operating in over 80 countries throughout the world.

Timothy A. Crown, founder and current chief executive officer, will transition to chairman of the board and Eric J. Crown, founder and current chairman of the board, will transition to chairman emeritus. We have elected to keep the chairman and chief executive officer positions separate, which reflects both our desire to maintain a proactive position in the area of corporate governance, and a growing trend throughout the country.

“Fennessy brings a wealth of experience within the IT industry and proven leadership and team building strengths that will lead Insight Enterprises into its next stage of growth”, said Timothy A. Crown. “His passion for the business and strong drive for success make him a perfect fit in our dynamic company culture.”

Fennessy has held numerous domestic and international executive positions with IBM. His most recent positions included General Manager, Worldwide, ibm.com organization; Vice President, Worldwide Marketing – Personal Computer Division; and General Manager, Worldwide PC Direct organization. Fennessy earned a bachelor’s degree in engineering from Michigan State University.

Crown announced his decision in April 2004 to relinquish the position of chief executive officer and Insight Enterprises initiated a search for an executive with the experience to lead the company’s next growth phase. He will work closely with Fennessy during the transition.

“I am honored and very excited to become a member of the Insight Enterprises team. Tim and Eric Crown and the company’s employees have achieved tremendous success during the past 16 years by transforming a start-up business into a dynamic $3 billion enterprise.” said Fennessy. “I look forward to being an integral part of executing the strategy that will enable Insight to be the leading single-source provider of IT solutions.”

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include: projections of matters that affect net sales, gross profit, operating expenses, earnings from operations or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations; financing needs or plans; plans relating to our products and services; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following: changes in the economic environment and/or IT industry; actions of competitors, including manufacturers of products we sell; reliance on suppliers for product availability, marketing funds, purchasing incentives and competitive products to sell; reliance on a limited number of outsourcing clients; disruptions in our information and telephone communication systems; risks associated with international operations; dependence on key personnel; decreased effectiveness of equity compensation and proposed changes in accounting for equity compensation; rapid changes in product standards; integration and operation of future acquired businesses; ability to renew or replace short-term financing facilities; recently enacted and proposed changes in securities laws and regulations; results of litigation; intellectual property infringement claims; and risks that are otherwise described from time to time in our Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part 1, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the Securities and Exchange Commission.

We assume no obligation to update, and do not intend to update, any forward-looking statements.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The company’s offerings include brand name computing products, advanced IT services and outsourcing of business processes. Major brands recognized by customers are “Insight” and related Insight-branded subsidiaries, and “Direct Alliance Corporation.” The company has over 4,000 employees worldwide and generated sales of $2.9 billion for its most recent fiscal year, which ended December 31, 2003. Insight Enterprises, Inc. is ranked number 537 on Fortune Magazine’s 2004 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

CONTACTS:	STANLEY LAYBOURNE	KAREN MCGINNIS
	EXECUTIVE VICE PRESIDENT,	SENIOR VICE PRESIDENT-
	CHIEF FINANCIAL OFFICER AND TREASURER	FINANCE
	TEL. 480-350-1142	TEL. 480-333-3074
	EMAIL slaybour@insight.com	EMAIL kmcginni@insight.com